Exhibit 10.5

SAFLINK CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into on this 27th day of December 2003 (“Effective Date”), BETWEEN:

(1)	SAFLINK Corporation, a Delaware corporation (“SAFLINK”); and,

(2)	Robert L. Turbeville, Jr. (“Employee”), a resident of Charleston, South Carolina.

SAFLINK AND THE EMPLOYEE HEREBY AGREE, in consideration of the mutual obligations and covenants set forth below, to the following terms and conditions:

1.	Employment

Subject to the successful closing of the transaction between SAFLINK and Information Support Systems, Inc. (“ISS”) and provided that Employee passes a background check to SAFLINK’s satisfaction, SAFLINK shall employ the Employee in accordance with the terms and conditions set forth in this Employment Agreement (“the Employment”).

2.	Duties

2.1	SAFLINK shall employ the Employee as Senior Vice President, Physical Access Systems. The Employee shall faithfully and diligently perform the duties and responsibilities assigned to him by SAFLINK in its sole discretion. The Employee expressly acknowledges and agrees that it is necessary to submit to a finger, eye or voice scan to utilize SAFLINK’s software to perform the Employee’s required duties. SAFLINK may, in its sole discretion, alter the Employee’s position or job duties, as it deems appropriate.

2.2	Employee agrees that during the term of Employee’s employment, he will perform services full-time and exclusively for SAFLINK.

2.3	The Employee agrees to comply with all federal, state, and local laws applicable to his Employment. The Employee further agrees to fully cooperate with SAFLINK in complying with all of SAFLINK’s legal obligations and shall provide any information necessary or requested to satisfy such legal obligations, including but not limited to a taxpayer identification number or other identifying information used in the reporting of income to federal, state and local tax authorities. The Employee agrees to comply with all of SAFLINK’s rules, regulations, and policies in force during the Employment.

3.	Term

3.1	Initial Term. The employment relationship pursuant to this Employment Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of two (2) years following such date (“Initial Term”), unless sooner terminated in accordance with Section 10 below.

3.2	Renewal. On completion of the Initial Term specified in Section 3.1 above, this Employment Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either party provides sixty (60) days’ advance written notice to the other that SAFLINK/Employee does not wish to renew the Employment Agreement for a subsequent one-year term. In the event either party gives notice of nonrenewal pursuant to this Section 3.2, this Employment Agreement will expire at the end of the current term.

4.	Compensation

4.1	The Employee’s initial “Base Salary” shall be one hundred seventy-five thousand dollars ($175,000) per year. The Employee will be eligible to earn a sales bonus based on the achievement of certain objectives in accordance with the schedule set forth at Exhibit A. The Employee shall also receive 125,000 options to purchase SAFLINK Corporation Common Stock vesting over three (3) years in thirty-six (36) equal monthly installments and subject to a nine (9) month probationary cliff commencing from the grant date (the “Option”), pursuant to SAFLINK’s Board of Directors’ approval. The Option will be subject to the terms and conditions of the applicable SAFLINK Stock Option Plan (the “Plan”) and the standard stock option agreement provided pursuant to the Plan, which Employee will be required to sign as a condition of receiving the Option. SAFLINK may increase Employee’s Base Salary at its sole discretion from time to time. During the Initial Term, any other changes in Employee’s Base Salary or other compensation under this Agreement shall only be upon mutual agreement of Employee and SAFLINK. SAFLINK may also make deductions or withholdings as required by applicable State and Federal law, or as may be or has been consented to by the Employee.

4.2	SAFLINK will provide Employee with the most favorable health, dental and vision insurance offered at the time of execution of this Agreement to other employees of SAFLINK with similar title, duties and responsibilities of those required of Employee under this Agreement, subject to the terms and conditions of SAFLINK’s benefit plan documents. Employee will also be eligible to participate in any other profit sharing, retirement, insurance or other employee benefit plan maintained by SAFLINK. SAFLINK reserves the right to change or eliminate the insurance plans or other company benefits on a company-wide, prospective basis at any time.

4.3	Employee shall be entitled to reimbursement for out of pocket expenses reasonably and necessarily incurred by Employee in the performance of Employee’s duties and obligations to SAFLINK. Employee shall submit receipts and other proper documentation for all reimbursable expenses.

5.	Reasonableness of Restrictions

The Employee acknowledges that, during the Employment, SAFLINK will provide the Employee with the use of and access to trade secrets and confidential information. In turn, the Employee recognizes that, while performing his duties hereunder, he will have access to and come into contact with trade secrets and confidential information belonging to SAFLINK and will obtain personal knowledge of and influence over its customers and/or employees. The Employee therefore agrees that the restrictions contained in Sections 7, 8 and 9 are reasonable and necessary to protect the legitimate business interests of SAFLINK.

6.	Duty of Loyalty

The Employee agrees that he shall devote his full working time, attention and efforts to SAFLINK’s business. In all aspects of the Employee’s employment with SAFLINK, the Employee shall act in the utmost good faith, fair dealing with SAFLINK, and fully disclose to SAFLINK all information which SAFLINK might reasonably consider important to SAFLINK’s business. While employed by SAFLINK, the Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business in competition with SAFLINK’s business, and the Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business, including soliciting clients or other employees of SAFLINK with respect to such business prospects, or even discussing said business prospects with clients or other employees of SAFLINK, or otherwise engage in any activity that would pose an actual conflict of interest with SAFLINK. In addition, the Employee shall not take action that would divert from SAFLINK any business opportunity in which SAFLINK may or could be interested. The Employee shall immediately notify SAFLINK of any actual or potential business opportunity related to SAFLINK’s core business of which the Employee becomes aware, whether or not the Employee believes the opportunity is of interest to SAFLINK.

7.	Confidentiality

7.1	The Employee shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, howsoever arising, directly or indirectly:

7.1.1	use for his own purposes or those of any other person, company, business entity, or other organization whatsoever, or,

7.1.2	disclose to any person, company, business entity, or other organization whatsoever, any trade secrets or confidential information relating or belonging to SAFLINK,

including but not limited to any such information relating to clients or customers, client or customer lists or requirements, market information, product designs, business plans or dealings, financial information and plans, trading models, market access information, research activities, any document marked “Confidential,” or any information which the Employee has been told is Confidential or which he might reasonably expect SAFLINK would regard as Confidential, or any information which has been given SAFLINK in confidence by customers, suppliers, or other persons. Even if a document has not been marked “Confidential,” the Employee shall treat the document and its contents as confidential information if the Employee has been told or otherwise knows or reasonably should know the document and its contents are confidential.

7.2	The Employee shall not at any time during the continuance of the Employment with SAFLINK make any notes or memoranda relating to any matter within the scope of SAFLINK’s business, dealings, or affairs otherwise than for the benefit of SAFLINK.

7.3	In the event of a breach or a threatened breach by the Employee of the provisions of this Section, SAFLINK shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association, or other entity to whom such information has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting SAFLINK from pursuing any other remedies available to SAFLINK for such breach or threatened breach, including the recovery of damages from the Employee.

8.	Copyright, Inventions And Patents

8.1	The Employee agrees to make prompt full written disclosure to SAFLINK of any inventions, discoveries, developments and improvements (“Inventions”), whether or not patentable, and works of authorship, whether or not copyrightable, which are conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, during the Employment.

8.2	The Employee further agrees to assign and does hereby assign to SAFLINK all right, title, and interest in and to all such Inventions and works of authorship, and further agrees, during the Employment and thereafter, at SAFLINK’s request and expense, to review, execute, acknowledge and deliver any and all papers necessarily related to applications for patents and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Employment Agreement, except that the Employee shall not be obligated to assign an Invention or work of authorship for which no equipment, supplies, facilities, or trade secret information of SAFLINK was used, and which was developed entirely on the Employee’s own time unless:

8.2.1	the invention relates to:

8.2.1.1	the business of SAFLINK; or

8.2.1.2	SAFLINK’s actual or demonstrably anticipated research or development; or

8.2.2	the invention results from any work performed by the Employee for SAFLINK.

Notice is hereby provided that the obligation by the Employee to assign Inventions under this Employment Agreement does not apply to an invention that qualifies as a nonassignable invention under applicable state law.

8.3	In the event SAFLINK is unable for any reason whatsoever to secure the signature of the Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, the Employee hereby irrevocably designates and appoints SAFLINK and its duly authorized officers and agents as agent and attorney in fact, to act for and on the Employee’s behalf and stead to execute and file any such application, and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereof, with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to SAFLINK any and all claims of any nature whatsoever which the Employee may now have or may hereafter have for infringement of any patent or copyright resulting from such application.

8.4	The Employee agrees that any copyrights in work produced by the Employee during his employment with SAFLINK which relate to past, present or foreseeable business, products, developments, technology or activities of SAFLINK shall be considered as a “work for hire.”

8.5	The Employee represents that there is no agreement with any other party, which would conflict with the Employee’s obligations under this Employment Agreement.

9.	Covenant Not to Compete

9.1	Employee agrees that, during the Employment and for a period of one (1) year immediately following the termination of such employment for any reason whatsoever (the “Restricted Period”), Employee shall not, either directly or indirectly, with or without compensation, individually or as employee, broker, agent consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that is substantially the same as or similar to

SAFLINK’s business or that competes with SAFLINK’s business, directly or indirectly, within the applicable market or markets serviced by SAFLINK and in which Employee performs or performed services for SAFLINK. Employee shall not at any time during the Restricted Period directly or indirectly compete with SAFLINK, its affiliates or its dealers, within such market or markets.

9.2	Employee further agrees that at all times during the Restricted Period, neither Employee nor any person or entity otherwise connected with Employee shall directly or indirectly solicit or aid others in soliciting, or otherwise assist SAFLINK’s customers in obtaining service provided through any competitor of SAFLINK in those markets being serviced by SAFLINK.

9.3	Employee further agrees that during that portion of the Restricted Period following termination, Employee shall not interfere with the established business relationship between SAFLINK and its customers, shall not call upon any customer of SAFLINK’s business for the purpose of soliciting, selling, providing or delivering services or products of the kind which are the subject of SAFLINK’s business, and shall not render or provide any service to any SAFLINK customer, including any person who was a customer of SAFLINK during the time that Employee was employed with SAFLINK, that is the same as or similar to the service provided in SAFLINK’s business.

9.4	Employee further agrees that while employed by SAFLINK and during the Restricted Period, Employee shall not directly or indirectly induce or attempt to influence any employee of SAFLINK to terminate his/her employment with SAFLINK or to work for Employee or any other person or entity.

10.	Termination of Employment

10.1	Termination for Cause by SAFLINK. Although SAFLINK anticipates a mutually rewarding employment relationship with Employee, SAFLINK may terminate Employee’s employment immediately at any time for Cause. For purposes of this Employment Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of SAFLINK; (b) Employee’s material breach of this Employment Agreement; (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee’s willful neglect of duties as determined in the sole and exclusive discretion of SAFLINK and that is not remedied within 5 days after notice by SAFLINK; (e) Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability; or (f) Employee’s death. In the event Employee’s employment is terminated in accordance with this Section 10.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other SAFLINK obligations to Employee pursuant to this

Employment Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Package described in Section 10.2 below.

10.2	Termination Without Cause by SAFLINK/Severance. SAFLINK may terminate Employee’s employment under this Employment Agreement without Cause at any time on thirty (30) days’ advance written notice to Employee. It is agreed by the parties that requiring Employee to relocate his principal residence without mutual consent shall be construed as a termination without Cause by SAFLINK. In the event of such termination during the Initial Term or a Renewal Term, Employee will receive the Base Salary then in effect, prorated to the date of termination, and the “Severance Package” described in Section 10.2.1 below provided Employee complies with all of the conditions set forth in Section 10.2.2 below. All other SAFLINK obligations to Employee will be automatically terminated and completely extinguished.

10.2.1	Severance Package. The Severance Package will consist of:

10.2.1.1	a severance payment equal to six (6) months of Employee’s Base Salary then in effect on the date of termination, less applicable taxes and withholdings, payable in one lump sum within thirty (30) days of the date of termination of employment; and

10.2.1.2	payment of the premiums required to continue Employee’s group health care coverage for six (6) months following the date of termination, on the same terms as during Employee’s employment, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

10.2.2	Conditions To Receive Severance. Employee will receive the Severance Package described in Section 10.2.1 above only if he meets all of the following conditions:

10.2.2.1	complies with all surviving provisions of this Employment Agreement as specified in Section 19 below;

10.2.2.2	executes a full general release, in a form acceptable to SAFLINK, releasing all claims, known or unknown, that Employee may have against SAFLINK, and any parent, subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with SAFLINK; and

10.2.2.3	agrees to act as a consultant for SAFLINK, without further compensation, for thirty (30) days following the termination of the employment relationship, if requested to do so by SAFLINK.

10.3	Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Employment Agreement for a subsequent one-year term in accordance with Section 3.2 above, this Employment Agreement will expire, the Employment will terminate and Employee will only be entitled to Employee’s Base Salary paid through the last day of the current term. All other SAFLINK obligations to Employee pursuant to this Employment Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Package described in Section 10.2 above.

10.4	On termination of the Employment, the Employee shall return to SAFLINK in accordance with its instructions all of SAFLINK’s confidential information and proprietary technology and trading models, records, software, models, reports, and other documents and any copies thereof and any other property belonging to SAFLINK which are in the Employee’s possession or under his control. The Employee shall, if so required by SAFLINK, confirm in writing his compliance with his obligations under this Clause.

10.5	The termination of the Employment shall be without prejudice to any right SAFLINK may have in respect of any breach by the Employee of any provisions of this Employment Agreement that may have occurred prior to such termination.

10.6	In the event of termination of the Employment hereunder however arising, the Employee agrees that he will not at any time after such termination represent himself as still having any connection with SAFLINK, except as a former employee.

11.	Severability

The various provisions and sub-provisions of this Employment Agreement are severable, and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity of enforceability of the remaining provisions or sub-provisions or identifiable parts in this Employment Agreement.

12.	Warranty

The Employee represents and warrants that he is not prevented by any other employment agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly conflicts, is inconsistent with, or restricts or prohibits him from fully performing the duties of the Employment, in accordance with the terms and conditions of this Employment Agreement.

13.	Notices

Any notice to be given hereunder may be delivered to (a) in the case of SAFLINK, by first class mail addressed to its Registered Office and (b) in the case of the Employee, either to him personally or by first class mail to his last known residence address. Notices served by mail shall be deemed given when they are mailed.

14.	Waivers and Amendments

No act, delay, omission, or course of dealing on the part of any party hereto in exercising any right, power, or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers, and remedies under this Employment Agreement. This Employment Agreement may be amended only by a written instrument signed by the Employee and a duly authorized officer of SAFLINK.

15.	Prior Agreements

This Employment Agreement cancels and is in substitution for all previous letters of engagement, offer letters, agreements, and arrangements (whether oral or in writing) relating to the subject-matter hereof between SAFLINK and the Employee, all of which shall be deemed to have been terminated by mutual consent. This Employment Agreement constitutes the entire terms and conditions of the Employee’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties, and only to the extent therein set forth.

16.	Choice of Law and Situs of Litigation

All questions relating to the construction, validity and interpretation of this Agreement and any exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Further, the parties agree that all litigation as it relates to this Agreement shall be brought only in South Carolina, and the parties hereby agree to the venue of and exercise of personal jurisdiction over them by the federal or state courts in such state to the full extent constitutionally permissible, provided, however, that SAFLINK shall be permitted, but not required, to pursue such enforcement in any such jurisdiction where Employee is located.

17.	Assignability

The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of SAFLINK. The Employee may not assign his rights or obligations hereunder without the express written consent of SAFLINK.

18.	Headings; Construction

The headings contained in this Employment Agreement are inserted for reference and convenience only and in no way define, limit, extend, or describe the scope of this Employment Agreement or the meaning or construction of any of the provisions hereof. As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and “or” is used in the inclusive sense.

19.	Survival of Terms

If this Employment Agreement is terminated for any reason, the provisions of Sections 7-9, 11, 14-16 and 18 shall survive and the Employee and SAFLINK, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

20.	Employee Acknowledgment

THE EMPLOYEE REPRESENTS THAT HE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT AND THE EMPLOYEE ACKNOWLEDGES THAT HE UNDERSTANDS THAT IT CONTAINS IMPORTANT CONDITIONS OF THE EMPLOYMENT AND THAT IT EXPLAINS POSSIBLE CONSEQUENCES, BOTH FINANCIAL AND LEGAL, IF THE EMPLOYEE BREACHES THE AGREEMENT.

AS WITNESS the hands of a duly authorized officer of SAFLINK and of the Employee the day and year first before written.

SAFLINK CORPORATION

BY:
NAME	Jon Engman
TITLE	Chief Financial Officer
DATE	December 27, 2003

BY:
NAME	Robert L. Turbeville, Jr.
DATE	December 27, 2003